Exhibit 10.2
February 1, 2025

Mr. Pierre Naudé
6770 Parker Farm Drive
Wilmington, NC 28405

Dear Pierre:

On behalf of nCino, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chairman of the Board (“Executive Chairman”).

This letter agreement (“Agreement”) supplements the terms of the Amended and Restated Employment Agreement by and between you and the Company, entered into and effective as of December 12, 2024 (the “Employment Agreement”), as follows:

Term. Your retirement as Chief Executive Officer will become effective upon the commencement of employment of your successor, which is expected to occur on or around February 1, 2025 (the “Transition Date”). Following the Transition Date, you agree to serve as Executive Chairman and an executive employee of the Company until the one-year anniversary of the Transition Date (the “Initial Term”); provided, however, that your service as Executive Chairman shall automatically renew for successive one-year periods (each a “Renewal Term,” and the Initial Term and each Renewal Term shall collectively be referred to as the “Service Period”) until terminated in accordance herewith, unless either you or the Company has given thirty (30) days’ prior written notice to the other party of the intention not to extend your service for the applicable Renewal Term; provided, further, your employment with the Company may be terminated for any reason prior to the expiration of the Service Period by the Company or by you.

In your role as Executive Chairman, you agree to provide transition and other related services to the Company to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer. In addition, you will also perform the duties normally assigned to an Executive Chairman of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s stockholders, (ii) preparing the agenda for meetings of the Board in coordination with the Chief Executive Officer and members of the Board, (iii) consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, including short- and long-range planning activities and growth strategies, and (iv) assisting in communications with investors, analysts and public relations, as needed. As Executive Chairman, you shall report directly to the Board. You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Service Period, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, during the Service Period.

Upon the expiration of the Service Period (or your earlier termination of your employment for any reason), unless otherwise agreed to be the parties, you shall cease serving as Executive Chairman and shall continue serving as a non-employee member of the Board, and you shall be deemed to have resigned, without any further action by you, from any and all officer positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation. During the Service Period:

(i)you will be eligible to receive an annual base salary of $260,000, payable in accordance with the normal payroll practices of the Company;

(ii)you will be eligible to participate in the annual cash bonus program maintained for senior executive officers of the Company (the "Annual Incentive Program") with a target annual bonus opportunity equal to $260,000 for fiscal year 2026, with the actual payment amount to be determined upon the satisfaction of goals and objectives established by the Compensation Committee of the Board, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time. Each bonus paid under the Annual Incentive Program shall be paid to you no later than two and a half months following the fiscal year in which the bonus is earned. Except as otherwise provided herein, your right to a bonus under the Annual Incentive Program is subject to your continued employment with the Company through the applicable payment date of the bonus;

(iii)you will be eligible to participate in the equity incentive program maintained for senior executive officers of the Company (the “Equity Incentive Program”), with an Equity Incentive Program target opportunity and equity vehicles determined by the Compensation Committee of the Board for each year of participation thereunder; provided, that your target equity incentive opportunity for the Company’s fiscal year 2026 shall be equal to $4,000,000 and shall be granted to you on May 1, 2025, provided that you are serving as Executive Chairman as of such date and with such awards subject to the terms of the Company’s equity plan and the underlying equity award agreements approved by the Compensation Committee of the Board; and

(iv)except as otherwise provided above, your compensation and benefits arrangements will continue at the same level that they have been during fiscal 2025 up to the beginning of the Service Period.

For the avoidance of doubt, you will be entitled to no additional compensation for your services following the Transition Date except as set forth in this Agreement or as otherwise approved by the Compensation Committee of the Board. Notwithstanding the foregoing or anything to the contrary in the Company’s annual incentive program, and provided that you remain employed by the Company through the applicable payment date, you will remain eligible for an annual incentive bonus for fiscal year 2025, payable based on actual performance during fiscal year 2025, with such bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event no later than 2 1/2 months following the conclusion of fiscal year 2025). In addition, your outstanding equity award will continue to vest based on your continued status a service provider of the Company through the duration of your period of service on the Board.

Existing Employment Agreement. You and the Company hereby acknowledge and agree that, except as described below, your assumption of the role of Executive Chairman and retirement as Chief Executive Officer of the Company does not entitle you to any benefits under the Employment Agreement, including on account of Good Reason (as defined in the Employment Agreement). Accordingly, effective on the Transition Date, you shall not be eligible for severance pay under Section 4(d) or Section 4(e) of the Employment Agreement, as applicable, as a result of your assumption of the role of Executive Chairman. In the event of your termination of service as Executive Chairman prior to the end of the Service Period by the Board without Cause (as defined in the Employment Agreement) or by you due to Good Reason, you shall be eligible for the severance benefits to the extent payable under Section 4(d) or Section 4(e) of the Employment Agreement, as applicable, but with such amounts adjusted to reflect your compensation terms then in effect; provided, however, in no event shall you be entitled to severance benefits upon the termination of your service as a result of the non-renewal of the Initial Term or any Renewal Term by either party. In addition, you acknowledge that you shall continue to be bound by the covenants set forth in the Covenants Agreement (as defined in the Employment Agreement). In addition, notwithstanding anything in this Agreement or the Employment Agreement to the contrary, if the Board requests that you resign as a Board member prior to the conclusion of your current term on the Board, then upon your resignation from the Board pursuant to such request, and subject to your execution and non-revocation of a release of claims in favor of the Company, any of your outstanding and unvested equity awards shall vest in full upon such resignation.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,
NCINO, INC.

By: /s/ Gregory Orenstein
Name: Gregory Orenstein
Title: Chief Financial Officer

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Pierre Naudé
PIERRE NAUDE

3